                                        Prospectus Supplement No.1
                                        Filed pursuant to Rule 424(b)(3)
                                        Registration Statement No 333-15169


                  PROSPECTUS SUPPLEMENT DATED JANUARY 2, 1997
                     TO PROSPECTUS DATED DECEMBER 18, 1996

                                 METRICOM, INC.

                                  $45,000,000
                   8% Convertible Subordinated Notes Due 2003
                                      and
            Shares of Common Stock Issuable Upon Conversion Thereof

     This Prospectus Supplement should be read in conjunction with the Prospectus dated December 18, 1996 (the "Prospectus"). The table on pages 28 and 29 of the Prospectus setting forth information concerning the Selling Securityholders is superceded by the following table:

                            SELLING SECURITYHOLDERS

     The following table sets forth the names of the Selling Securityholders, the number of shares of Common Stock beneficially owned by each of them as of December 9, 1996 and the principal amount of Notes and number of Conversion Shares that may be offered pursuant to this Prospectus. This information is based upon information provided by U.S. Trust Company of California, N.A., trustee under the Indenture, and by or on behalf of the Selling Securityholders. The Selling Securityholders may offer all, some or none of their Notes or Conversion Shares.

                                                  SHARES OF COMMON           NOTES OR CONVERSION
                                                 STOCK BENEFICIALLY          SHARES BEING OFFERED
                                                        OWNED              ------------------------
                                               PRIOR TO OFFERING(1)(3)                   NUMBER OF
                                               -----------------------     PRINCIPAL     CONVERSION
                    NAME                        NUMBER      PERCENT(2)      AMOUNT       SHARES(3)(4)
---------------------------------------------  --------     ----------     ---------     ----------
Commonwealth Life Insurance Camden
  Nonenhanced................................    68,728**         *        $1,000,000        68,728
Global Bermuda Limited Partnership...........   185,567**         1%       2,700,000        185,567
Joseph J. Ritchie............................   418,312(5)        3%       2,900,000        199,312
August J. Pelizzi, Jr........................     6,872**         *          100,000          6,872
Michael Angelo, L.P..........................    17,182**         *          250,000         17,182
Raphael, L.P.................................    17,182**         *          250,000         17,182
Marcia Diamond, Trustee, The Marcia Diamond
  Trust of 1995..............................     7,872(6)        *          100,000          6,872
Laterman Strategies 90's LP..................    21,374**         *          311,000         21,374
Laterman & Company...........................    14,707**         *          214,000         14,707
Offshore Strategies Ltd......................    36,082**         *          525,000         36,082
Lindner Growth Fund..........................  1,861,464(7)      11%       7,500,000        515,463
Lindner Dividend Fund........................  1,716,427(7)      10%       15,000,000     1,030,927
Father Schmidt Foundation for Youth..........     6,872**         *          100,000          6,872
Lautze & Lautze Accountancy Corp.............     6,872**         *          100,000          6,872
RCB Boise General Investment.................     6,872**         *          100,000          6,872
Santa Clara Missions Cemetery................    10,309**         *          150,000         10,309
St. Mary's Pooled Endowment..................    17,182**         *          250,000         17,182
RCASF High School Teachers Pension...........    13,745**         *          200,000         13,745
Pabst Brewing Co.............................    41,237**         *          600,000         41,237
SCU Schmidt Foundation.......................    13,745**         *          200,000         13,745
San Felipe Del Rio Foundation................     6,872**         *          100,000          6,872
Lynch Loofbourrow et al Pension..............    13,745**         *          200,000         13,745
McLean Trust.................................    13,745**         *          200,000         13,745
Salesian Society--General....................     6,872**         *          100,000          6,872
St. Patrick's Seminary--Brd Dir End..........    13,745**         *          200,000         13,745
TCW Convertible Value L.P....................    14,776**         *          215,000         14,776
TCW Convertible Strategy Fund................    43,642**         *          635,000         43,642

                                                  SHARES OF COMMON           NOTES OR CONVERSION
                                                 STOCK BENEFICIALLY          SHARES BEING OFFERED
                                                        OWNED                            NUMBER OF
                                               PRIOR TO OFFERING(1)(3)     PRINCIPAL     CONVERSION
                    NAME                        NUMBER      PERCENT(2)      AMOUNT       SHARES(3)(4)
---------------------------------------------  ------------    ---         ----------    ---------
TCW Convertible Value Fund...................    47,422**         *          690,000         47,422
TCW Convertible Securities Fund..............   130,927**         1%       1,905,000        130,927
Cincinnati Bell Telephone Convertible Value
  Fund.......................................    25,085**         *          365,000         25,085
TCW/DW Income & Growth Fund..................    16,494**         *          240,000         16,494
Southern New England Telephone...............     6,872**         *          100,000          6,872
Dow Chemical Retirement Plan.................    17,182**         *          250,000         17,182
Ohio Carpenters' Pension Trust...............     6,872**         *          100,000          6,872
Philip Morris Master Trust...................    34,364**         *          500,000         34,364
State Retirement and Pension Plan of
  Maryland...................................    51,546**         *          750,000         51,546
Bechtel Trust & Thrift Plan..................     6,872**         *          100,000          6,872
North Pole Capital Investments Limited.......    34,364**         *          500,000         34,364
KA Trading L.P...............................   150,378**         1%       2,188,000        150,378
KA Management Limited........................    53,402**         *          777,000         53,402
Smith Barney Inc.............................   160,481**         1%       2,335,000        160,481

---------------

 *  Less than one percent.

**  Represents Conversion Shares.
(1) Beneficial ownership is determined in accordance with the Rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(2) Based on 13,506,174 shares of Common Stock outstanding on December 9, 1996 and assuming 3,092,783 Conversion Shares.
(3) Assumes a conversion price of $14.55 per share and a cash payment in lieu of any fractional interest.
(4) Assuming the conversion of all the Notes and the sale by the Selling Securityholders of all of the Conversion Shares, (a) none of the Selling Securityholders will beneficially own shares of Common Stock following the offering except shares of Common Stock other than Conversion Shares set forth in notes 5, 6 and 7 below, and (b) none of the Selling Securityholders will beneficially own more than one percent of the 16,594,122 shares of Common Stock outstanding (based on the number of shares outstanding on December 9, 1996 and 3,092,783 Conversion Shares) except Joseph J. Ritchie (1%), Lindner Growth Fund (8%) and Lindner Dividend Fund (4%).
(5) Includes 219,000 shares of the Company's Common Stock held by Mr. Ritchie.
(6) Includes 1,000 shares of the Company's Common Stock held by Marcia Diamond, Trustee, The Marcia Diamond Trust of 1995.
(7) A total of 3,932,891 shares are held by entities affiliated with Ryback Management Corporation, including 1,861,464 shares (of which 515,463 are Conversion Shares) held by Lindner Growth Fund, 1,716,427 shares (of which 1,030,927 are Conversion Shares) held by Lindner Dividend Fund and 355,000 shares held by other entities affiliated with Ryback Management Corporation. Ryback Management Corporation has sole voting and dispositive power over 3,922,891 of such shares, including all of those held by Lindner Growth Fund and Lindner Dividend Fund. Ryback Management Corporation disclaims beneficial ownership of the shares in which it has no pecuniary interest.

     Other than as set forth in the table, none of the Selling Securityholders listed above had any material relationship with the Company other than as a result of ownership of the Notes or Common Stock, within the three-year period ending on the date of this Prospectus. Additional Selling Securityholders or other information concerning Selling Securityholders may be set forth in Supplements to this Prospectus from time to time. Up to $45,000,000 aggregate principal amount of Notes may be offered hereby.
     Because the Selling Securityholders may offer all or some of the Notes that they hold and/or Conversion Shares pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Notes or Conversion Shares by the Selling Securityholders, no estimate can be given as to the principal amount of Notes or Conversion Shares that will be held by the Selling Securityholders after completion of this offering.

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JANUARY 2, 1997

                                       S-2